Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in TRW Inc.’s Registration Statement No. 333-61192 on Form S-8 pertaining to The TRW Canada Stock Savings Plan of TRW Inc. of our report dated March 27, 2002, with respect to the financial statements of the TRW Canada Stock Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/ ERNST & YOUNG LLP

Mississauga, Canada
March 28, 2002